Exhibit 4.20
First Amendment to
Alion Science and Technology Corporation
Employee Ownership, Savings and Investment Plan
     WHEREAS, Alion Science and Technology Corporation (the “Company”) maintains the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan (the “Plan”) for the benefit of its employees and employees of other adopting employers, and was last amended and restated as of October 1, 2006; and
     WHEREAS, the Board of Directors of the Company, pursuant to Plan Section 15.1 of the Plan, has delegated authority to amend the Plan to the undersigned officer, provided he determines that the amendment would not materially increase costs of the Plan to the Company or any Adopting Employer.
     NOW, THEREFORE, pursuant to the powers of amendment reserved under Section 15.1 of the Plan, the Plan is hereby amended by the Company, effective October 1, 2006, unless otherwise provided, by the adoption of the following provisions:
1.	Subsection 1.1(b) is hereby amended in its entirety to read as follows:
“(b)	The Non ESOP Component is intended to meet the applicable requirements of Section 401(a) of the Internal Revenue Code of 1986 (the “Code”), including a cash or deferred arrangement intended to qualify under Section 401(k) of the Code. The ESOP Component is intended to meet the applicable requirements of Sections 401(a), 409, and 4975(e)(7) of the Code and Section 407(d)(6) of the Employee Retirement Income Security Act of 1974 (“ERISA”), which also includes a cash or deferred arrangement intended to qualify under Section 401(k) of the Code. The ESOP Component of the Plan shall be invested exclusively in stock of the Company, unless, using an abuse of discretion standard, it is clearly determined by the ESOP Committee that the financial collapse and bankruptcy of the Company are imminent. Notwithstanding the foregoing, a small portion of the ESOP Component may be invested in cash or cash equivalents solely to meet the ESOP Component’s liquidity needs for distributions and pending investment in stock of the Company. The terms of the Plan shall be interpreted consistent with the foregoing.”
2.	Subsection 5.1(c) is hereby amended by deleting the following phrase therefrom:

“accumulated in a short term interest fund in the ESOP Component of the Plan”

and substituting the following phrase therefore:

3.	“accumulated in an investment selected by the ESOP Committee under the ESOP Component of the Plan”

4.	Subsection 5.1(d) is hereby amended in its entirety to read as follows:

“(d) Except as otherwise determined by the ESOP Committee and subject to the provisions of the Plan, a new Employee’s or rehire Employee’s Rollover Contribution may be allocated to the Participant’s ESOP Rollover Account and invested in Common Stock on the terms and conditions set forth in this subsection 5.1(d) and in accordance with rules and procedures established by the ESOP Committee. Amounts to be invested in Common Stock will be initially accumulated in an investment selected by the ESOP Committee under the ESOP Component of the Plan, and will be converted to Common Stock on the Allocation Date coincident with or next following the date the Rollover Contribution is accepted and received by the ESOP Committee or Trustee based on the Current Market Value as of the Allocation Date coincident with such conversion date or the immediately preceding Allocation Date, whichever is lower. Amounts not invested in the ESOP Rollover Account may be allocated to the Participant’s Non ESOP Rollover Account and invested in accordance with Section 5.1(a). Amounts held in the ESOP Rollover Account will be subject to the diversification rules of Section 5.2. Notwithstanding the foregoing, with respect to new Employees as a result of a merger, acquisition or consolidation of another entity, where such new Employee’s Rollover Contribution is received by the Trustee after the Allocation Date next occurring after such merger, acquisition or consolidation, the ESOP Committee shall have discretion to decide that such new Employee’s Rollover Contribution be initially accumulated in an investment selected by the ESOP Committee under the ESOP Component of the Plan, and converted to Common Stock at the Allocation Date coinciding with or next following the receipt of such new Employee’s properly completed investment election form, based on the Current Market Value as of the Allocation Date immediately preceding the date such transferred funds were received or the Allocation Date immediately preceding the receipt of such Employee’s properly completed investment election form, whichever is less; provided, however, that the foregoing shall apply only if (i) such new Employee’s properly completed investment election form is received on or before the Allocation Date immediately preceding the date such transferred funds were received, and (ii) the funds are received before the earlier of the date that the Trustee releases the value of the Common Stock as of the prior Allocation Date or forty-five (45) days following such Allocation Date.

5.	Subsections 5.1(a), (f) and (h) are hereby amended by deleting the following phrase therefrom:

“Except as otherwise prescribed in subsections 5.1(b), (c), (d), and (e) and Section 5.2,”

and substituting the following phrase therefore:

“Except as otherwise prescribed in subsections 5.1(b), (c), (d), (e) (j) and (k) and Section 5.2,”

6.	Subsection 5.1(j) is hereby amended in its entirety to read as follows:

Except as otherwise determined by the ESOP Committee or provided herein, a Participant’s Account attributable to a direct transfer in accordance with Section 4.6 may be invested in Common Stock only at or near the time the direct transfer is accepted and received by the ESOP Committee or Trustee, and only if the Participant is a new Employee. Amounts to be invested in Common Stock will be initially accumulated in an investment selected by the ESOP Committee under the ESOP Component of the Plan, and will be converted to Common Stock on the Allocation Date coincident with or next following the date of receipt based on the Current Market Value as of the Allocation Date coincident with or immediately preceding such investment date, whichever is less. Amounts not invested in the ESOP Account may be invested in accordance with Section 5.1(a). Amounts held in the ESOP Account will be subject to the diversification rules of Section 5.2. Notwithstanding the foregoing, the ESOP Committee may determine that some or all such transferred amounts are not eligible to be invested in Common Stock. Also notwithstanding the foregoing, with respect to new Employees as a result of a merger, acquisition or consolidation of another entity, where such new Employee’s direct transfer is received by the Trustee after the Allocation Date next occurring after such merger, acquisition or consolidation, the ESOP Committee shall have discretion to decide that such new Employee’s direct transfer be initially accumulated in an investment selected by the ESOP Committee under the ESOP Component of the Plan, and converted to Common Stock at the Allocation Date coinciding with or next following the receipt of such new Employee’s properly completed investment election form, based on the Current Market Value as of the Allocation Date immediately preceding the date such transferred funds were received or the Allocation Date immediately preceding the receipt of such Employee’s properly completed investment election form, whichever is less; provided, however, that the foregoing shall apply only if (i) such new Employee’s properly completed investment election form is received on or before the Allocation Date immediately preceding the date such transferred funds were received, and (ii) the funds are received before the earlier of the date that the Trustee releases the value of the Common Stock as of the prior Allocation Date or forty-five (45) days following such Allocation Date.

7.	A new subsection 5.1(k) is hereby added to read as follows:

“Effective September 30, 2007, and each Allocation Date thereafter or such other interim Valuation Date determined by the ESOP Committee in its sole discretion, a Participant may elect to transfer a portion of his or her Non ESOP Accounts (other than After-Tax Contributions, ITSC Money Purchase Pension Plan Contributions, JJMA QVEC Accounts and JJMA Money Purchase Pension Account and such other Accounts or subaccounts as may be determined by the ESOP Committee in its sole discretion) to the ESOP Component to be invested in Common Stock. Such election and transfer shall be made in accordance with rules and procedures established by the ESOP Committee. Unless otherwise determined by the ESOP Committee, the aggregate amount of such transfers to be invested in the ESOP Component during any Plan Year shall not exceed five percent (5%) of the total value of the ESOP Component as of the last day of the preceding Plan Year. Amounts to be invested in Common Stock will be initially accumulated in an investment selected by the ESOP Committee under the ESOP Component of the Plan, and will be converted to Common Stock on the Allocation Date coincident with or next following the Participant’s investment election based on the Current Market Value as of the Allocation Date coincident with such conversion date. Amounts transferred from the Non ESOP Component not invested in the Common Stock shall be returned to the Participant’s Non ESOP Accounts to be invested in accordance with Section 5.1(a). Amounts transferred hereunder will be subject to the diversification rules of Section 5.2. Notwithstanding the foregoing, the transferred amounts invested in the ESOP Component as of September 30, 2007 shall be converted to Common Stock as of that date using the Common Stock value as of the March 31, 2007 Valuation Date or the September 30, 2007 Valuation Date, whichever is lower.”
8.	The second sentence of subsection 5.6(a)(1) is hereby amended to read as follows:

“Except as otherwise provided herein or as directed by the ESOP Committee, any changes in the fair market value of the Trust Fund assets since the preceding Valuation Date shall be charged or credited to each Account in the ratio that the balance in each such Account as of the preceding Valuation Date bears to the balances in all Accounts as of that Valuation Date with appropriate adjustments to reflect any distributions, allocations or similar adjustments to such Account or Accounts since that Valuation Date.”

9.	Subsection 9.2(b) is hereby amended in its entirety to read as follows:

“Except as otherwise provided in this Section 9.2, or in Sections 9.14 and 9.15, payment of benefits to a Participant (or Beneficiary) shall commence as soon as administratively feasible following the Participant’s Severance from Service, Retirement, Disability, or death.”

10.	A new Section 16.8 “Participant Notices and Elections” is hereby added to read as follows:

“Participant Notices and Elections. The Employer, Trustee and the ESOP Committee may provide any notice or election required or provided for under the Plan in electronic format, provided however, that the provision of such electronic notice comports with regulations issued by the Department of Labor in effect at the time of issuance such notice or election.”

11.	Section 1.10 of Supplement 1 — “Special Distribution Rules” — is hereby amended to clarify the application of the joint and survivor annuity payment to former JJMA ESOP participants with respect to their money purchase pension account balances transferred to the Non ESOP Component by deleting the second sentence thereof and by substituting the following sentences in lieu thereof:

“A Former JJMA Participant whose Accounts under this Plan exceed Five Thousand Dollars ($5,000) shall have the right to have their JJMA Money Purchase Pension Account under the Non ESOP Component paid as follows:
(a)	at retirement in the form of a qualified joint and survivor (50%) annuity (if married) or a single life annuity (if unmarried), unless he or she elects to receive a joint and 100% survivor annuity (if married) or an optional form of payment available under this Plan. The amount payable monthly under the annuity forms described in the preceding sentence shall be the amount that can be purchased from an insurance company selected by the ESOP Committee, in its sole discretion, with the amount in the Participant’s JJMA Money Purchase Pension Account under the Non ESOP Component. The joint and 50% survivor annuity for a married Participant shall be payable monthly to the Participant during the Participant’s lifetime after retirement with fifty percent (50%) of such benefit continued to the Participant’s spouse for the duration of the spouse’s lifetime after the death of the Participant. Any such election of the Participant must be made in writing not more than one hundred and eighty (180) days (ninety (90) days for distributions made on or before December 31, 2006) before benefit payments begin, consented to by the Participant’s spouse and filed with the ESOP Committee. The election must designate a form of benefit payment, and a specific alternate Beneficiary (including any class of Beneficiaries or any contingent Beneficiaries), which may not be changed without spousal consent. The spouse’s consent must acknowledge the effect of the election. Consent of a prior spouse shall be invalid with respect to a current spouse. Before any payment is made, the Participant must have received from the ESOP Committee written notification that an election is available and a general description of the terms of the methods of payment. The Participant may request within sixty (60) days of the receipt of notice of election an explanation in non-technical language of the terms and conditions of the joint and 50% survivor annuity or other ESOP forms of payment and the effect of its selection. The ESOP Committee shall respond within thirty (30) days of the receipt of the Participant’s request for additional information. The Participant shall have at least one hundred and eighty (180) days (ninety (90) days for distributions made on or before December 31, 2006) after receiving the written explanation in which to make his or her selection. The Participant may change their election at any time before payments begin. However, if a married Participant elects the joint and 50% survivor annuity and then changes the election, the Participant may do so only with the written consent of the Participant’s spouse. Consent of the Participant’s spouse must be witnessed by a Plan representative or notary public.

(b)	at death, if such a Participant is married and dies before the benefit commencement date, in the form of a single life annuity to the Participant’s surviving spouse. The amount payable monthly under the annuity form described in the preceding sentence shall be the amount that can be purchased from an insurance company selected by the ESOP Committee, in its sole discretion, with one hundred percent (100%) of the amount in the Participant’s JJMA Money Purchase Pension Account under the Non ESOP Component. The annuity shall be payable monthly to the surviving spouse for the surviving spouse’s lifetime. A Participant’s spouse may direct that payment under such annuity commence within a reasonable period after the Participant’s death. If the spouse does not so direct, payment under such annuity shall commence at the time the Participant would have attained Normal Retirement Age. Such a Participant shall have the right, during the election period, to elect to have death benefits paid to another Beneficiary or under an optional form of payment permitted under the Plan. Any such election of a Participant must be made in writing, consented to by the Participant’s spouse, and filed with the ESOP Committee. Consent of the Participant’s spouse must be witnessed by a Plan representative or notary public. The election must designate a specific alternate beneficiary (including any contingent beneficiaries) that may not be changed without spousal consent. The spouse’s consent must acknowledge the effect of the election. Any consent by a spouse shall be effective only with respect to such spouse. The election period shall be the period which begins on the first day of the Plan Year in which the Participant attains age thirty-five (35) and ends on the date of the Participant’s death. If a Participant terminates employment with the Employer prior to the first day of the Plan Year in which he attains age thirty-five (35), with respect to the JJMA Money Purchase Pension Account under the Non ESOP Component as of the date of termination, the election period shall begin on the date of separation. A Participant who will not yet attain age thirty-five (35) as of the end of any current Plan Year may make a special qualified election to designate another Beneficiary for the period beginning on the date of such election and ending on the first day of the Plan Year in which he will attain age thirty-five (35). Such election shall not be valid unless the Participant receives a written explanation comparable to the explanation to be provided during the applicable period (as described below). The Participant’s spouse will automatically be reinstated as the Beneficiary as of the first day of the Plan Year in which he attains age thirty-five (35), subject to the right to elect to designate another Beneficiary. The ESOP Committee shall provide each Participant within the applicable period a written explanation of: (i) the terms and conditions of the surviving spouse benefit; (ii) the Participant’s right to make, and the effect of, an election to designate another Beneficiary or an alternative form of distribution; (iii) the rights of the Participant’s spouse; (iv) the right to make, and the effect of a revocation of a previous election to designate another Beneficiary or an alternative form of distribution; and (v) the relative values of the various optional methods of payment under the Plan. For this purpose, the applicable period shall mean the period beginning with the first day of the Plan Year in which the Participant attains age thirty-two (32) and ending with the close of the Plan Year preceding the Plan Year in which the Participant attains age thirty-five (35). Regardless, if a Participant enters the Plan or first becomes subject to the requirements of this paragraph after the first day of the Plan Year in which the Participant attained age thirty-five (35), the applicable period shall continue for the one (1) year period after the date on which the Participant commenced participation in the Plan or first becomes subject to the requirements of this paragraph, if later. If a Participant separates from service before attaining age thirty-five (35), the applicable period shall begin one (1) year before the date the Participate separates from service and end one (1) year after the Participant separated from service. The Participant and the Participant’s spouse may change their election at any time before the Participant’s death.”
12.	A new Supplement 4 is hereby added, effective as stated therein, as attached hereto.
     IN WITNESS WHEREOF, Alion Science and Technology Corporation has caused this First Amendment to the Plan to be executed on its behalf by the Chief Executive Officer as of the 9th day of July, 2007.

Alion Science and Technology Corporation
By:	/s/ Bahman Atefi
Its: Chief Executive Officer

Supplement No. 4
WCI 401(k) Plan
1.1 Purpose. The purpose of this Supplement No. 4 is to set forth provisions applicable to individuals (“Former WCI Participants”) who were previously participants in the 401(k) plan sponsored by Washington Consulting, Inc. (the “WCI Plan”) immediately before the acquisition of Washington Consultants, Inc. by the Company and who became participants in the Plan on September 11, 2006 (“WCI Plan Transfer Date”). The provisions of the Plan shall apply to the account balances of such Former WCI Participants which were transferred from the WCI Plan to the Non ESOP Component of the Plan (the “WCI Transfer Account”).
1.2 Participation. A Former WCI Participant shall become a Participant in the Plan as of such date with respect to his WCI Transfer Account.
1.3 Mapping of Investments. Except as provided in Section 5.1(j) of the Plan, a Former WCI Participant’s WCI Transfer Account shall be invested in the Non ESOP Component Funds that the ESOP Committee, or its delegate, determines most closely resemble the investment funds under the WCI Plan in which such account was invested immediately before the transfer.
1.4 Vesting. A Former WCI Participant shall be fully vested in his or her WCI Transfer Account.
1.5 In-Service Withdrawals. A Former WCI Participant may withdraw from the Non ESOP Component any portion or all of his or her WCI Pre-Tax and WCI Matching Accounts on or after attainment of age fifty-nine and one-half (59 1/2). In addition, a Former WCI Participant may withdraw from the Non ESOP Component any portion or all of his or her WCI Rollover Account at any time.
1.6 Hardship Withdrawals. A Former WCI Participant may withdraw from the Non ESOP Component any portion of his or her WCI Pre-Tax Account (excluding earnings) pursuant to a financial hardship. All such withdrawals must be in accordance with Section 8.1 and 8.3 of the Plan.

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